Calculation of Filing Fee Tables
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LEGALZOOM.COM, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock	457(a)	8,680,965	$ 8.86	$ 76,913,349.90	0.0001531	$ 11,775.43
Total Offering Amounts:						$ 76,913,349.90		$ 11,775.43
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 11,775.43
Offering Note
[1]	(1) In addition to the number of shares of the common stock, par value $0.001 per share (the "Common Stock"), of the Registrant stated above, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant's outstanding shares of Common Stock. (2) Represents additional shares of Common Stock that were automatically added to the shares reserved for future issuance under the Registrant's 2021 Equity Incentive Plan (the "Plan") pursuant to certain provisions of the Plan that provide for an automatic increase in the share reserve each year in accordance with a formula set forth in the Plan. (3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant's Common Stock on the Nasdaq Global Select Market on February 20, 2025.